Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Reebonz Holding Limited:

We consent to the use of our report dated 1 April 2019, with respect to the consolidated statements of financial position of Reebonz Holding Limited (the ‘Company’) and subsidiaries as of 1 January 2017, 31 December 2017 and 31 December 2018, the related consolidated statements of profit or loss, other comprehensive income (loss), changes in equity, and cash flows for each of the years ended 31 December 2017 and 31 December 2018, and the related notes (collectively, the ‘consolidated financial statements’), included herein and to the reference to our firm under the heading “Experts” in the Registration Statement (F-1 No 333- 229839) of Reebonz Holding Limited.

Our report dated 1 April 2019 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP

Public Accountants and
Chartered Accountants

Singapore

4 April 2019